Exhibit 5.1

April 23, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	LiveWire Ergogenics, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special and limited counsel to LiveWire Ergogenics, Inc., a Nevada corporation (the "Company"), in connection with the preparation for filing with the U. S. Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 10,000,000 shares ("Shares") of the Company's common stock, par value $0.0001 per share ("Common Stock"), issuable pursuant to the Company's 2013 Stock Incentive Plan, as amended (the "2013 Plan").

We have examined the 2013 Plan and such corporate records, documents, instruments and certificates of the Company, and have reviewed such other documents as we have deemed relevant under the circumstances. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

Based upon, subject to the foregoing and assuming that (i) the Company reserves for issuance under the 2013 Plan an adequate number of authorized and unissued shares of Common Stock and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Common Stock under the 2013 Plan is actually received by the Company as provided in the 2013 Plan, we are of the opinion that the Shares, when issued in accordance with the 2013 Plan, will be legally issued, fully paid and non-assessable.

In connection with this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

This opinion is conditioned upon the compliance by the Company with all applicable provisions of the Securities Act of 1933, as amended, and such state securities rules, regulations and laws as may be applicable.

Very truly yours,

/s/ Procopio Cory Hargreaves & Savitch LLP
PROCOPIO, CORY, HARGREAVES & SAVITCH LLP